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EXHIBIT 99.(d)(2)

TENDER AND VOTING AGREEMENT

        TENDER AND VOTING AGREEMENT (this "Agreement"), dated March 3, 2003, by and between Kinko's, Inc., a Delaware corporation ("Parent"), Kinko's Washington, Inc., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and                        , an individual ("Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

        WHEREAS, Parent, Sub and ImageX, Inc., a Washington corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company, at $0.512 per share, net to the seller in cash, without interest thereon and subject to the conditions set forth in the Merger Agreement, to be followed by a merger of Sub with and into the Company (the "Merger"), upon the terms and conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of)             shares of Company Common Stock (the "Owned Shares, and together with any other shares of Company Common Stock the beneficial ownership of which is acquired by the Stockholder during the period from and including the date hereof through and including the date on which this Agreement terminates, the "Shares"); and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

        NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
AGREEMENT TO TENDER

        Section 1.1    Agreement to Tender.    Stockholder hereby agrees that, if Sub commences the Offer, Stockholder will tender, or cause to be tendered, promptly, and in any event no later than the fifth business day following the commencement of the Offer, and will not withdraw, or allow to be withdrawn, all of his Shares to Sub. Stockholder shall receive the same Offer Price (as defined in the Merger Agreement) received by the other stockholders of the Company in the Offer with respect to the Shares tendered by him. Sub's obligation to accept for payment and pay for the Shares tendered pursuant to this Agreement is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

ARTICLE II
VOTING AGREEMENT

        Section 2.1    Voting.

        Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and he shall (i) vote his Shares in favor of the Merger and approval and adoption of the Merger Agreement, and any action required in furtherance thereof, (ii) vote his Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and (iii) vote his Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

        Section 2.2    Irrevocable Proxy.    As security for Stockholder's obligations under Section 2.1 hereof, Stockholder hereby irrevocably constitutes and appoints Sub as his attorney and proxy pursuant to the provisions of Chapter 23B.07.220(2) of the Washington Business Corporation Law (the "Washington Law"), with full power of substitution and resubstitution, to vote the Shares at any meeting of stockholders of the Company, however called, or in connection with any action by written consent by the stockholders of the Company, in each case only as and to the extent provided in clauses (i), (ii) and (iii) of Section 2.1 hereof, provided, however, that, without limiting the foregoing, in any such vote or other action pursuant to such proxy, Sub shall not in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Offer Price or the Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including Stockholder) under the Offer or the Merger Agreement or to reduce the obligations of Sub thereunder; and provided, further, that the proxy granted pursuant to this Section 2.2 shall irrevocably cease and shall be of no further force or effect upon the termination of this Agreement in accordance with its terms. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE, SUBJECT TO THE FOREGOING AND SECTION 3.1 HEREOF, AND COUPLED WITH AN INTEREST. Stockholder hereby revokes all other proxies and powers of attorney with respect to Stockholder's Shares that he may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto, other than as contemplated by Section 2.1 hereof.

ARTICLE III
OPTION

        Section 3.1    Grant of Option.    The Stockholder hereby grants to Parent an irrevocable option to purchase such Stockholder's Shares on the terms and subject to the conditions set forth herein, in exchange for an amount in cash equal to the product of (a) $0.512 and (b) the number of such Shares to be purchased upon any particular exercise of such Option (such product being the "Option Consideration"), with the type and number of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, being subject to adjustment as provided in Section 3.4.

        Section 3.2    Exercise of Option.

        (a)  Parent may exercise the Option in whole or in part, at any time or from time to time during the period (the "Option Period") from and including the date hereof through and including the date on which this Agreement terminates pursuant to Section 4.1. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Shares in respect of which it shall have exercised an Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

        (b)  If Parent wishes to exercise an Option, it shall deliver to the Stockholder a written notice (an "Exercise Notice") to that effect which specifies (i) the number of Shares to be purchased from the Stockholder and (ii) a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Shares (an "Option Closing"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, (i) the Stockholder shall promptly take all such actions as may be requested by Parent, and shall otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the third business day following the elimination of all such impediments. The place of Option Closing shall be at the offices of Baker Botts L.L.P., 2001 Ross Ave, Dallas, TX 75201, and the time of the Option Closing shall be 10:00 a.m. (Central Time) on the Option Closing Date.

        Section 3.3    Payment and Delivery of Certificates.    At the Option Closing, Parent shall pay to the Stockholder the Option Consideration payable in respect of the Shares to be purchased from the Stockholder at the Option Closing, and the Stockholder shall deliver to Parent such Shares, free and clear of all liens, with the certificate or certificates evidencing such Shares being duly endorsed for transfer by the Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that the Stockholder may have to require the Company to register such Shares under the Securities Act. Transfer taxes, if any, imposed as a result of the exercise of an Option shall be borne by the Stockholder.

        Section 3.4    Adjustment Upon Changes in Capitalization, Etc.    In the event of any change in the capital stock of the Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that (a) Parent shall receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the Stockholder's Shares if the Option had been exercised immediately prior to such event relating to Company or the record date therefor, as applicable, and (b) the Stockholder shall receive upon exercise of any Option granted by the Stockholder the amount that the Stockholder would have been entitled to receive in respect of the shares of Company Common Stock as a result of the exercise of the Option if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable. The provisions of this Section 3.4 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions.

ARTICLE IV
TERMINATION

        Section 4.1    Termination.    This Agreement shall terminate on the earlier of (i) payment to Stockholder of the full purchase price for the Shares in accordance with the Merger Agreement, (ii) the consummation of the Merger, and (iii)(A) in the case of any termination of the Merger Agreement other than pursuant to Section 8.01(c)(i) or 8.01(c)(iii) thereof, the 180th day following the termination of the Merger Agreement, and (B) in the case of any termination of the Merger Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(iii) thereof, immediately upon termination of the Merger Agreement.

        Section 4.2    Effect of Termination.    In the event of a termination of this Agreement as provided in Section 4.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or Stockholder or their respective officers or directors; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of Parent and Sub.    Parent and Sub hereby jointly and severally represent and warrant to Stockholder as follows:

        (a)  Organization, Due Authorization. Parent is a company duly organized, validly existing and in good standing under the laws of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

        (b)  Organization, Due Authorization. Sub is a company duly organized, validly existing and in good standing under the laws of Washington. Sub has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Sub, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding agreement of Parent, enforceable against Sub in accordance with its terms.

        (c)  No Conflicts. Other than in connection with or in compliance with the provisions of the Washington Law with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent or Sub will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under or, result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent or Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent or Sub is a party or by which their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Parent or Sub (as the case may be) to perform its obligations hereunder.

        Section 5.2    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent and Sub as follows:

        (a)  Organization, Due Authorization. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

        (b)  Title; Voting Rights. Such Stockholder has good and valid title to the Owned Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature and, upon the purchase of the

Shares by Sub, Stockholder will deliver good and valid title to the Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature. Except pursuant to this Agreement, the Owned Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Owned Shares. Any options, warrants and other rights to acquire shares of Company Common Stock held by Stockholder are free and clear of any lien, charge, encumbrance or claim of any nature.

        (c)  Ownership of Shares of Company Common Stock. On the date hereof, Stockholder owns, of record or beneficially,                         shares of Company Common Stock. Stockholder has sole voting power and sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable federal securities laws, on its rights of disposition pertaining thereto.

        (d)  No Conflicts. Other than in connection with or in compliance with the provisions of the Washington Law with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under or, result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stockholder is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Stockholder to perform its obligations hereunder.

ARTICLE VI
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees as follows:

        Section 6.1    Restriction on Transfer, Proxies and Non-Interference.    Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement.

        Section 6.2    Additional Shares.    Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Sub of the number of new shares of Company Common Stock acquired by Stockholder, if any, after the date hereof.

        Section 6.3    No Solicitation.    Stockholder shall immediately cease any discussions or negotiations with any parties other than Parent and Sub that may be ongoing with respect to a Company Takeover Proposal (as defined in the Merger Agreement). While this Agreement is in effect, Stockholder shall not, directly or indirectly, take any action with respect to a Company Takeover Proposal that the Company is prohibited from taking under clause (i) or (ii) of Section 5.02(a) of the Merger Agreement; provided, however, that nothing herein shall prevent the Stockholder from discharging his duties as a member of the Board of Directors of the Company, in compliance with the Merger Agreement.

ARTICLE VII

OTHER AGREEMENTS

        Section 7.1    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Article I and Article II of this Agreement.

        Section 7.2    Public Announcements.    Each of Parent, Sub and Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

        Section 7.3    Stockholder Information.    Notwithstanding anything contained herein, Stockholder agrees that Parent and Sub may publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the stockholders of the Company is required, a proxy or information statement, his identity and ownership of Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

        Section 7.4    Release.    Stockholder hereby fully, unconditionally and irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that Stockholder has or may have against the Company or any of its Subsidiaries or any present or former director, officer, employee or agent of Company or any of its Subsidiaries (collectively, the "Released Parties") arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time (as defined in the Merger Agreement); provided, however, that such release shall not apply to any claim or cause of action insofar as it relates to any entitlement to compensation or benefits earned or accrued by or for the benefit of Stockholder prior to the Effective Time in respect of services performed by Stockholder to the Company, in the ordinary course of Company's business, as a director, officer or employee of the Company.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    Non-Survival.    The respective representations and warranties made herein shall terminate upon the termination of this Agreement.

        Section 8.2    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign its rights and obligations hereunder to Parent or any direct or indirect wholly-owned subsidiary of Parent.

        Section 8.3    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        To Stockholder as follows:

        Copy to:

  Lane Powell Spears Lubersky LLP
  1420 Fifth Avenue, Suite 4100
  Seattle, Washington 98101
  Attention: Michael E. Morgan

        To Parent or Sub:

  Kinko's, Inc.
  13155 Noel Road, Suite 1600
  Dallas, Texas 75240
  Attention: General Counsel

        Copy to:

  Baker Botts LLP
  2001 Ross Avenue, Suite 700
  Dallas, Texas 75210
  Attention: Don J. McDermett, Jr.

        Section 8.4    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

        Section 8.5    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 8.6    Descriptive Headings.    The descriptive headings used hereby are inserted for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

        Section 8.7    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT
By:
Name:
Title:
SUB
By:
Name:
Title:
STOCKHOLDER

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  EXHIBIT 99.(d)(2)
ARTICLE VII OTHER AGREEMENTS